                                                                     Exhibit 11A


                         PACIFICARE HEALTH SYSTEMS, INC.

          COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK - PRIMARY
           (dollars and shares in thousands, except per share amounts)

                                                      YEARS ENDED SEPTEMBER 30
                                                   ----------------------------
                                                       1994      1993     1992
                                                   ----------------------------
Shares outstanding at the beginning of the period    27,256    25,617     22,771
Weighted average number of shares issued during
 the period in connection with public offerings,
 for exercise of stock options and conversion of
 subordinated debentures                                155     1,694      1,007
Shares repurchased (weighted)                           (33)      (88)         -
Dilutive shares contingently issuable upon exercise
 of stock options, net of shares assumed to have
 been purchased (at the average market price) for
 treasury with assumed proceeds from exercise of
 stock options                                          626       624        731
                                                   -----------------------------
Total primary shares                                 28,004    27,847     24,509
                                                   -----------------------------
                                                   -----------------------------

Income before cumulative effect of a change in
 accounting principle                              $ 84,593  $ 62,696   $ 43,590
Cumulative effect on prior years of a change in
 accounting principle                                 5,658         -          -
                                                   -----------------------------
Net income                                         $ 90,251  $ 62,696   $ 43,590
                                                   -----------------------------
                                                   -----------------------------

Primary earnings per share:
 Earnings before cumulative effect of a change
  in accounting principle                          $   3.02  $   2.25   $   1.78

Cumulative effect on prior years of a change
 in accounting principle                               0.20         -          -
                                                   -----------------------------

Earnings per share - primary                       $   3.22  $   2.25   $   1.78
                                                   -----------------------------
                                                   -----------------------------

All share and per share amounts have been adjusted to reflect the stock dividend, which had the same effect on the total number of shares of common stock and equivalents outstanding as a two-for-one stock split. (See Note 7 of the Notes to Consolidated Financial Statements, page 29.)


                                       46